Exhibit 16.1

EXTENSION AGREEMENT

This Extension Agreement (this “Agreement”) is entered into as of 20 August 2026, by and between:

(1) PayMate India Limited, an unlisted public limited company incorporated under the laws of India (“PayMate”); and

(2) DigiAsia Bios Pte Ltd, a private company limited by shares incorporated under the laws of Singapore (“DigiAsia Singapore”).

PayMate and DigiAsia Singapore are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties (together with DigiAsia Corp., the “Company”) are parties to that certain Share Purchase Agreement dated as of May 9, 2026 (the “SPA”), pursuant to which, among other things, DigiAsia Singapore has agreed to be acquired by a subsidiary of PayMate, subject to the satisfaction or waiver of customary conditions precedent; and completion of other closing terms more particularly defined in the SPA.

WHEREAS, the SPA provides that the first closing thereunder is required to occur within 60 Business Days of the execution date of the SPA (the “First Long Stop Date”), with the second closing to occur on the next business day following the first closing (or such other date as the Parties may mutually agree in writing), but in no event later than 30 Business Days after the first closing date; and

WHEREAS, the Parties desire to extend the First Long Stop Date under the SPA to enable the continued satisfaction of customary conditions precedent, including funding, regulatory approvals, consents, final closing terms and mechanics, and shareholder approval by both Paymate and DigiAsia Singapore.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Extension of First Long Stop Date.

The Parties hereby agree that the First Long Stop Date under the SPA is hereby extended to November 20, 2026. As a result of such extension, the first closing under the SPA shall occur on or prior to November 20, 2026 (or such later date as the Parties may mutually agree in writing), and the second closing shall occur on the next business day following the first closing (or such other date as the Parties may mutually agree in writing), but in no event later than 30 Business Days after the first closing date.

2.	No Other Amendments.

Except as expressly set forth in this Agreement, all terms and conditions of the SPA, the Coordination Deed, and the Letter Agreement remain in full force and effect in accordance with their respective terms.

3.	References.

From and after the date hereof, any reference in the SPA, the Coordination Deed, or the Letter Agreement to the “First Long Stop Date” shall be deemed to be a reference to November 20, 2026, as extended pursuant to this Agreement.

4.	Representations and Warranties.

Each Party hereby represents and warrants to the other Party, as of the date hereof, that (a) it has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, and (c) the execution, delivery, and performance of this Agreement by it does not, and will not, violate any agreement, judgment, decree, statute, or order to which it is a party or by which it is bound.

5.	Further Assurances.

Each Party shall, upon the reasonable request of the other Party, execute and deliver such further documents and instruments and take such further actions as may be reasonably necessary or appropriate to give full effect to the terms of this Agreement.

6.	Counterparts.

This Agreement may be executed in counterparts (including by electronic or PDF signature), each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

7.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of India without regards to the conflict of law principles, and subject to the dispute resolution mechanism provided in the SPA, the courts in Bangalore, India shall have exclusive jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PayMate India Limited

By:	/s/ Ajay Adiseshann
Name:	Ajay Adiseshann
Title:	CEO
Date:	20th Aug 2026

DigiAsia Bios Pte Ltd

By:	/s/ Prashant Gokarn
Name:	Prashant Gokarn
Title:	Co-CEO
Date:	20 August, 2026